Exhibit 99.1

WD-40 Company Reports Second Quarter 2021 Financial Results

~ Second quarter consolidated net sales grew by 12 percent compared to prior year fiscal quarter ~

~  Company reports diluted EPS of $1.24 for the second quarter  ~

SAN DIEGO – April 8, 2021 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its second fiscal quarter ended February 28, 2021.

Third Fiscal Quarter Financial Highlights

•

Total net sales for the second quarter were $111.9 million, an increase of 12 percent compared to the prior year fiscal quarter. Year-to-date total net sales were $236.5 million, an increase of 19 percent compared to the prior year fiscal period.

•

Translation of the Company’s foreign subsidiary results to U.S. dollars had a favorable impact on sales for the current quarter and year-to-date. On a constant currency basis, total net sales would have been $109.2 million for the second quarter and $231.0 million year-to-date.

•

Net income for the second quarter was $17.2 million, an increase of 20 percent compared to the prior year fiscal quarter. Year-to-date net income was $40.8 million, an increase of 54 percent from the prior year fiscal period.

•

Diluted earnings per share were $1.24 in the second quarter, compared to $1.04 per share for the prior year fiscal quarter. Year-to-date diluted earnings per share were $2.96 compared to $1.92 in the prior year fiscal period.

•

Gross margin was 55.4 percent in the second quarter compared to 53.6 percent in the prior year fiscal quarter. Year-to-date gross margin was 55.9 percent compared to 53.9 percent in the prior year fiscal period.

•

Selling, general and administrative expenses were up 19 percent in the second quarter to $35.5 million when compared to the prior year fiscal quarter. Year-to-date selling, general and administrative expenses were up 14 percent to $71.5 million compared to the prior year fiscal period.

•

Advertising and sales promotion expenses were up 13 percent in the second quarter to $5.5 million when compared to the prior year fiscal quarter. Year-to-date advertising and sales promotion expenses were  up 6 percent to $11.0 million compared to the prior year fiscal period.

“We continue to experience very high demand for our maintenance products due to renovation trends associated with the pandemic, or what we call isolation renovation,” said Garry Ridge, WD-40 Company’s chairman and chief executive officer. “In addition, we are seeing improved market conditions due to a reduction of COVID-19 lockdown measures in many markets, particularly in China, as well as increased sales through the ecommerce channel.”

“However, the pandemic has also caused some disruptions and constraints to our supply chain, primarily in the Americas, which impacted our ability to meet the increased end user demand we experienced in the United States during the second quarter.  Despite these supply chain challenges in the United States, we continue to experience very strong point-of-sale end user demand for our maintenance products. We are working to address the supply chain challenges and there is a recovery plan underway which we expect will result in improved conditions in the back half of the year.”

“We are off to a very strong start in the first half of fiscal 2021. Keeping up with demand in a COVID environment has been a challenge, but we’ve increased our revenue expectations and believe that net sales are likely to be in a range of between $445 million to $475 million for the full fiscal year.  This upward revision is driven primarily by favorable changes in foreign currency exchange rates.  Additionally, over the long-term, we are optimistic that many of the new end users who have interacted with our products during the pandemic will become permanent users of our maintenance and homecare solutions,” Ridge concluded.

Net Sales by Segment (in thousands):

	Three Months Ended February 28/29,			Six Months Ended February 28/29,
	2021	2020	Change	2021	2020	Change
Americas	$46,157	$46,842	(1)%	$100,344	$93,578	7%
EMEA	49,813	41,753	19%	104,563	80,998	29%
Asia-Pacific	15,935	11,454	39%	31,557	24,029	31%
Total	$111,905	$100,049	12%	$236,464	$198,605	19%

•	Net sales by segment as a percent of total net sales for the second quarter were as follows: for the Americas, 41 percent; for EMEA, 45 percent; and for Asia-Pacific, 14 percent.
•

Net sales in the Americas decreased 1 percent in the second quarter due primarily to lower sales of maintenance products in the United States which decreased 11 percent compared to the prior year fiscal quarter.  Lower sales of maintenance products in the United States were due to supply chain constraints and disruptions related to the COVID-19 pandemic. Partially offsetting these declines were higher sales in Canada and Latin America which increased 15 percent and 27 percent, respectively.  The increase in sales in Canada was driven by increased demand linked to renovation trends associated with the pandemic, increased sales through the ecommerce channel and the successful introduction Next Generation Smart Straw®.  The increase in sales in Latin America was primarily due to strong sales of WD-40 Multi-Use Product in Mexico.

•

Net sales in EMEA increased 19 percent in the second quarter primarily due to higher sales of maintenance products in both the EMEA direct and distributor markets, which increased 17 percent and 35 percent, respectively.  Higher sales of maintenance products in the EMEA direct markets were primarily due to increased sales of WD-40 Multi-Use Product driven by increased demand linked to renovation trends associated with the pandemic and increased sales through the ecommerce channel. Higher sales of maintenance products in the EMEA distributor markets were primarily attributable to improved economic conditions as a result of reductions in COVID-19 related movement restrictions.  Changes in foreign currency exchange rates had a favorable impact on sales for the EMEA segment from period to period. On a constant currency basis, EMEA sales for the first quarter would have increased by 15 percent compared to the prior fiscal year quarter.

•

Net sales in Asia-Pacific increased 39 percent in the second quarter due primarily to higher sales of WD-40 Multi-Use Product in China which increased 251 percent compared to the prior year fiscal quarter. Higher sales of WD-40 Multi-Use Product in China were primarily due to improved market conditions due to the reduction of COVID-19 lockdown measures compared to the corresponding period of the prior fiscal year when the pandemic was in its earliest stages.  Also contributing to higher sales in Asia-Pacific were higher sales in Australia which increased 39 percent compared to the prior year fiscal quarter.  This increase was driven by higher demand for maintenance products linked to renovation trends and increased demand for cleaning products primarily due to the impacts of the pandemic.  Partially offsetting these increases were lower sales in the Asia-Pacific distributor markets which declined 4 percent compared to the prior year fiscal quarter. The lower sales of maintenance products in the Asia distributor markets were attributed to the shift in the timing of customer orders as well as delays in the shipment of certain orders linked to shipping container shortages in the region.  In addition, many of the Company’s marketing distributors are continuing to adjust to more normalized inventory levels. Changes in foreign currency exchange rates had a favorable impact on sales for the Asia-Pacific segment. On a constant currency basis, Asia-Pacific would have increased by 32 percent compared to the prior year fiscal quarter.

Net Sales by Product Group (in thousands):

	Three Months Ended February 28/29,			Six Months Ended February 28/29,
	2021	2020	Change	2021	2020	Change
Maintenance products	$102,729	$91,147	13%	$217,072	$180,817	20%
Homecare and cleaning products	9,176	8,902	3%	19,392	17,788	9%
Total	$111,905	$100,049	12%	$236,464	$198,605	19%

•

Net sales of maintenance products, which are considered the primary growth focus for the Company, increased 13 percent in the second quarter when compared to the prior year fiscal quarter.  This sales increase was primarily attributable to increased sales of WD-40 Multi-Use Product in all three segments driven by increased demand linked to renovation trends associated with the pandemic,  improved market conditions due to a reduction of COVID-19 lockdown measures, and increased sales through the ecommerce channel.

•

Net sales of homecare and cleaning products increased 3 percent in the second quarter when compared to the prior year fiscal quarter. The Company started to experience an increase in sales of its homecare and cleaning products beginning in the third quarter of fiscal year 2020 due to increased demand for such products as a result of the COVID-19 pandemic. The homecare and cleaning products, particularly those in the U.S., are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as net sales of multi-purpose maintenance products grow per the execution of the Company’s strategic initiatives.

Dividend Information

As previously announced, WD-40 Company’s board of directors declared on Tuesday, March 16, 2021 a quarterly dividend of $0.72 per share reflecting an increase of greater than 7 percent over the previous quarter’s dividend. The quarterly dividend is payable on April 30, 2021 to stockholders of record at the close of business on April 16, 2021.

Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call including management’s current view of the business in light of the COVID-19 pandemic.   Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company markets a wide range of maintenance products and homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, GT85®, X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company recorded net sales of $408.5 million in fiscal year 2020 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements.

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including:  growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation; the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; the length and severity of the current COVID-19 pandemic and its impact on the global economy and the Company’s financial results; and forecasted foreign currency exchange rates and commodity prices. Our forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2020, and in the Company’s Quarterly Report on Form 10-Q for the period ended February 28, 2021 which the Company expects to file with the SEC on April 8, 2021.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of April 8, 2021, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Table Notes and General Definitions

(1)

The Company markets maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40 Multi-Use Product and the WD-40 Specialist® and WD-40 BIKE® product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava®  and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada, Mexico and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter and year-to-date results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding periods of the prior fiscal year.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	February 28,	August 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$72,381	$56,462
Trade accounts receivable, less allowance for doubtful
accounts of $550 and $362 at February 28, 2021
and August 31, 2020, respectively	93,577	80,672
Inventories	44,539	41,264
Other current assets	11,339	6,756
Total current assets	221,836	185,154
Property and equipment, net	67,077	60,759
Goodwill	95,987	95,731
Other intangible assets, net	8,020	8,633
Operating lease right-of-use assets	8,741	8,168
Deferred tax assets, net	498	464
Other assets	3,828	3,728
Total assets	$405,987	$362,637

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$27,729	$21,676
Accrued liabilities	24,451	21,660
Accrued payroll and related expenses	16,667	14,767
Short-term borrowings	800	800
Income taxes payable	2,236	1,213
Total current liabilities	71,883	60,116
Long-term borrowings	116,731	113,098
Deferred tax liabilities, net	11,535	11,291
Long-term operating lease liabilities	6,945	6,520
Other long-term liabilities	11,313	11,299
Total liabilities	218,407	202,324

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,855,666 and 19,812,685 shares issued at February 28, 2021 and
August 31, 2020, respectively; and 13,707,767 and 13,664,786 shares
outstanding at February 28, 2021 and August 31, 2020, respectively	20	20
Additional paid-in capital	158,897	157,850
Retained earnings	421,129	398,731
Accumulated other comprehensive loss	(24,386)	(28,208)
Common stock held in treasury, at cost ― 6,147,899 and 6,147,899
shares at February 28, 2021 and August 31, 2020, respectively	(368,080)	(368,080)
Total shareholders' equity	187,580	160,313
Total liabilities and shareholders' equity	$405,987	$362,637

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended February 28/29,		Six Months Ended February 28/29,
	2021	2020	2021	2020

Net sales	$111,905	$100,049	$236,464	$198,605
Cost of products sold	49,898	46,447	104,211	91,460
Gross profit	62,007	53,602	132,253	107,145

Operating expenses:
Selling, general and administrative	35,478	29,906	71,455	62,505
Advertising and sales promotion	5,512	4,857	11,031	10,447
Amortization of definite-lived intangible assets	362	654	720	1,304
Total operating expenses	41,352	35,417	83,206	74,256

Income from operations	20,655	18,185	49,047	32,889

Other income (expense):
Interest income	19	28	38	53
Interest expense	(610)	(593)	(1,180)	(1,035)
Other income (expense), net	151	(229)	330	(224)
Income before income taxes	20,215	17,391	48,235	31,683
Provision for income taxes	3,024	3,064	7,421	5,162
Net income	$17,191	$14,327	$40,814	$26,521

Earnings per common share:
Basic	$1.25	$1.04	$2.97	$1.92
Diluted	$1.24	$1.04	$2.96	$1.92

Shares used in per share calculations:
Basic	13,700	13,712	13,687	13,713
Diluted	13,729	13,737	13,718	13,741

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Six Months Ended February 28/29,
	2021	2020
Operating activities:
Net income	$40,814	$26,521
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	3,458	4,024
Net gains on sales and disposals of property and equipment	(104)	(66)
Deferred income taxes	152	(79)
Stock-based compensation	4,542	3,889
Unrealized foreign currency exchange losses (gains)	139	(249)
Provision for bad debts	175	61
Changes in assets and liabilities:
Trade accounts receivable	(10,111)	(1,313)
Inventories	(2,104)	(1,648)
Other assets	(4,386)	(1,781)
Operating lease assets and liabilities, net	9	211
Accounts payable and accrued liabilities	7,398	1,969
Accrued payroll and related expenses	1,584	(7,345)
Other long-term liabilities and income taxes payable	944	(812)
Net cash provided by operating activities	42,510	23,382

Investing activities:
Purchases of property and equipment	(7,605)	(10,695)
Proceeds from sales of property and equipment	239	212
Net cash used in investing activities	(7,366)	(10,483)

Financing activities:
Treasury stock purchases	-	(9,658)
Dividends paid	(18,416)	(17,642)
Proceeds from issuance of long-term senior notes	52,000	-
Repayments of long-term senior notes	(400)	(400)
Net (repayments) proceeds of revolving credit facility	(50,000)	20,524
Shares withheld to cover taxes upon conversions of equity awards	(3,495)	(2,640)
Net cash used in financing activities	(20,311)	(9,816)
Effect of exchange rate changes on cash and cash equivalents	1,086	187
Net increase in cash and cash equivalents	15,919	3,270
Cash and cash equivalents at beginning of period	56,462	27,233
Cash and cash equivalents at end of period	$72,381	$30,503

Supplemental disclosure of noncash investing activities:
Accrued capital expenditures	$1,638	$5,724